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                                                                 Exhibit 10.10

                      SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release ("Agreement") is made by and between ZapMe! Corporation (the "Company"), and Joshua K. Marks ("Employee").

     WHEREAS, Employee was employed by the Company;

     WHEREAS, the Company and Employee have entered into a Confidential Information, Invention Assignment and Terms of Employment Agreement (the "Agreement");

     WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship and to release each other from any claims arising from or related to the employment relationship;

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

     1. TERMINATION. Employee's employment with the Company shall terminate effective January 31, 1999 ("Termination Date").

     2. CONSULTING AGREEMENT. The Company agrees retain Employee as a consultant (in accordance with and under the terms of the Consulting Agreement attached hereto as Exhibit A). The Company will file a Form 1099 with the Internal Revenue Service evidencing all payments made to Employee under the Consulting Agreement.

     3. EXPENSE REIMBURSEMENT. The Company will reimburse Employee for any expenses incurred on behalf of the Company through the Termination Date. The Company will also reimburse Employee for Employee's out-of-pocket costs to maintain his existing employer-sponsored insurance benefits under COBRA through July 3l, 1999.

     4. CONFIDENTIAL INFORMATION. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Agreement between Employee and the Company. Employee shall return all confidential and proprietary information belonging to the Company that is in his possession by the Termination Date.

     5. PAYMENT OF SALARY; ADDITIONAL BENEFITS. Employee acknowledges and represents that the Company has paid all salary, wages, accrued vacation, commissions and any and all other benefits due to Employee through the 31st of January 1999, except as provided for in Section 7 of this Agreement.

     6. STOCK OPTIONS. Employee and the Company agree that all vesting of Employee's stock options, pursuant to a certain stock option agreement previously entered into by and between the Company and Employee (the "Stock Option Agreement") will cease as of January 31, 1999 and that as a result Employee shall have no right to acquire stock in the Company through the exercise or stock options pursuant to the Stock Option Agreement. Employee has


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previously exercised his rights to acquire stock pursuant to the Stock Option
Agreement. Notwithstanding the foregoing, the Company shall permit Employee to acquire 4,409 shares of the common stock of the Company in accordance with the provisions of the Stock Option Agreement at a per share exercise price of $.09 between November 30, 1999 and December 31 1999, provided that Employee shall have faithfully and satisfactorily provided the Company consulting services pursuant to the Consulting Agreement through November 30, 1999 (hereinafter, the "Supplemental Stock Option Exercise"). The Supplemental Stock Option Exercise shall be made pursuant to the Stock Option Agreement and in accordance with the terms and conditions set forth in the Company's 1997 Stock Option Plan, a copy of which has previously been provided to Employee. Should a determination be made by a court of competent jurisdiction, or other tribunal, that the Company has unreasonably withheld from Employee his rights to the Supplemental Stock Option Exercise, the Company agrees to reimburse Employee for his costs, including reasonable attorneys' fees, in prosecuting an action to enforce his rights to the Supplemental Stock Option Exercise.

     7. RELEASE OF CLAIMS. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

          (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

          (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company under the Stock Option Agreement; (excluding delivery of stock certificate for 57,319 shares common stock per previous exercise)

          (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, and the California Fair Employment and Housing Act;

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          (e)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (f)  any and all claims for attorneys' fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under or owed pursuant to this Agreement.

     8. CIVIL CODE SECTION 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

     9. CONFIDENTIALITY. The Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that they will not cause there to be publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

     10. DISPARAGEMENT. Each party agrees to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other,

     11. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.


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     12.  RETURN OF EQUIPMENT.  Employee shall return to the Company all
Company property and equipment not later than five days from the Termination Date. The Company shall permit Employee to use the Dell laptop computer currently being used by Employee during the term of the Consulting Agreement.

     13. COSTS. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees, if any, incurred in connection with this Agreement.

     14. AUTHORITY. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

     15. NO REPRESENTATIONS. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement, Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     16. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     17. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

     18. NO ORAL MODIFICATION. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer of the Company or any individual substituting for the Chief Executive Officer of the Company who has authority to bind the Company.

     19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California.

     20. EFFECTIVE DATE. This Agreement is effective after it has been signed by both Parties.

     21. COUNTERPART. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.


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     22.  VOLUNTARY EXECUTION OF AGREEMENT.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)  They have read this Agreement;

          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) They understand the terms and consequences of this Agreement and of the releases it contains;

          (d) They are fully aware of the legal and binding effect of this Agreement.

     23. ARBITRATION. The Company and Employee agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Contra Costa County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its respective counsel fees and expenses.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                              ZAPME! CORPORATION



Dated: January 29, 1999       BY:  /s/ Bruce D. Bower
                                   ------------------
                                   Bruce D. Bower
                                   General Counsel



                              EMPLOYEE



Dated: January 29, 1999       BY:  /s/ Joshua K. Marks
                                   -------------------
                                   Joshua K. Marks


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